Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Arcadia Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, to be issued under the ESPP	Rules 457(c) and 457(h)	21,875(2)	$1.08(3)	$23,625	$0.0000927	$2.19
Equity	Common Stock, par value $0.001 per share, to be issued under the 2015 Plan	Rules 457(c) and 457(h)	887,369(4)	$1.27(5)	$1,126,959	$0.0000927	$104.47
Equity	Common Stock, par value $0.001 per share	Rule 457(h)	316,108(6)	$0.91(7)	$287,659	$0.0000927	$26.67
Total Offering Amounts					$1,438,243		$133.33
Total Fee Offsets							$0
Net Fee Due							$133.33

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2015 Employee Stock Purchase Plan, as amended (the “ESPP”), the 2015 Omnibus Equity Incentive Plan, as amended (the “2015 Plan”), or the 2022 Inducement Option (as defined below), by reason of any stock dividend, stock split, recapitalization or similar transactions.

(2)	Represents 21,875 additional shares of common stock authorized as of January 1, 2022, under the evergreen provision of the ESPP.

(3)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to 85% of $1.27, the average of the high and low sales price of a share of the registrant’s common stock as reported on The NASDAQ Capital Market on May 23, 2022. Pursuant to the ESPP, shares are sold at 85% of the lesser of the fair market value of such shares on the first trading day of the offering period and the last trading day of the purchase period.

(4)	Represents 887,369 additional shares of common stock authorized as of January 1, 2022, under the evergreen provision of the 2015 Plan.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Capital Market on May 23, 2022.

(6)

Represents 316,108 shares of common stock underlying an inducement stock option granted on February 2, 2022 to Stanley Jacot (“2022 Inducement Option”), the Registrant’s Chief Executive Officer, as an inducement to his employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(7)	Pursuant to Rule 457(h) promulgated under the Securities Act, the price per share at which the 2022 Inducement Option may be exercised.